Exhibit 99.1

Standard BioTools Announces Senior Leadership Changes

Alex Kim, Chief Operating Officer and Standard BioTools Co-Founder, to Serve as interim Chief Financial Officer Following Departure of Jeffrey Black on August 31, 2024

Industry Veteran Sean Mackay Named Chief Business Officer

SOUTH SAN FRANCISCO, Calif., July 31, 2024 -- Standard BioTools Inc. (“Standard BioTools” or the “Company”) (Nasdaq: LAB) today announced that Jeffrey Black, Chief Financial Officer, will resign from the Company, effective August 31, 2024, to accept an opportunity at another public company. Alex Kim, the Company’s Chief Operating Officer and co-founder of Standard BioTools, will serve as Standard BioTools’ interim Chief Financial Officer starting on September 1, 2024. The Company has initiated a search process to identify a permanent successor.

The Company also announced that Sean Mackay, who recently joined as the Company’s Chief Business Officer, will add product management, marketing and investor relations to his responsibilities. Mackay was the founding CEO of IsoPlexis and led the company through several rounds of funding, its IPO and and eventual exit.

Michael Egholm, President and Chief Executive Officer of Standard BioTools, said, “Alex has been a core member of our executive team since the formation of Standard BioTools. His leadership in developing our strategic plan makes him the ideal person to assume the interim CFO role. I am also very excited to welcome Sean to SBI – another addition to an incredibly strong team of seasoned operators with deep life science tools experience, all of whom are laser focused on executing our growth strategy.”

Egholm concluded, “I want to thank Jeff for his many contributions, including helping us build a strong finance function with key management talent that positions us well for the next phase of our transformation. We wish him all the best.”

Black stated, “I am very proud to have been a part of the Standard BioTools team and am confident that the Company is well positioned for continued success. Now is the right time for me personally to start this next chapter in my career. I remain a steadfast believer in Michael, the team, and the SBI vision.”

Second Quarter 2024 Financial Results

In a separate press release issued today, Standard BioTools issued its second quarter 2024 financial results. The webcast is scheduled to begin at 1:30 p.m. PT, 4:30 p.m. ET. Live audio of the webcast will be available online on the Investor Relations page of the Company’s website at Events & Presentations.

About Standard BioTools Inc.

Standard BioTools Inc. (Nasdaq:LAB), the parent company of SomaLogic Inc. and previously known as Fluidigm Corporation, has an established portfolio of essential, standardized next-generation technologies that help biomedical researchers develop medicines faster and better. As a leading solutions provider, the company provides reliable and repeatable insights in health and disease using its proprietary mass cytometry and microfluidics technologies, which help transform scientific discoveries into better patient outcomes. Standard BioTools works with leading academic, government, pharmaceutical, biotechnology, plant and animal research and clinical laboratories worldwide, focusing on the most pressing needs in translational and clinical research, including oncology, immunology and immunotherapy. Learn more at standardbio.com or connect with us on X, Facebook®, LinkedIn, and YouTube™.

For Research Use Only. Not for use in diagnostic procedures.

Limited Use Label License and other terms may apply: standardbio.com/legal/salesterms. Patent and License Information: standardbio.com/legal/notices.

Trademarks: standardbio.com/legal/trademarks. Any other trademarks are the sole property of their respective owners. ©2024 Standard BioTools Inc. (f.k.a. Fluidigm Corporation). All rights reserved.

Investor Contact:

David Holmes
Gilmartin Group LLC
(332) 330-1031
ir@standardbio.com